                                                                      EXHIBIT 10

                                                                   June 14, 2004

Mr. Gary M. Mulloy
(address intentionally omitted)

Dear Gary:

         This letter reflects our agreement regarding your leaving employment with ADVO, Inc. We have agreed as follows:

1. If you sign and return this Agreement, you will be entitled to the following severance benefits.

      o Your severance period shall begin on June 15, 2004 and continue for a period of two years (the "Severance Period"), in accordance with the terms of your Employment Agreement with the Company, dated July 31, 1998 (the "Employment Agreement").

      o During the Severance Period, your severance compensation shall consist of the sum of your base salary plus your target bonus, each as of the date of this Agreement, paid in accordance with the normal payroll practices of the Company.

      o While receiving compensation pursuant to this Agreement, you will continue to receive your housing allowance as specified in your Employment Agreement and will participate in the insurance, medical, dental and disability fringe benefit programs of the Company in which you were a participant as of the date of this Agreement (to the extent permitted by such plans).

      o Although you will no longer be eligible to receive any grants of options or other stock rights, any such options or stock rights already granted to you will continue to vest according to their terms, as long as payments are being made to you pursuant to this Agreement. Upon termination of payments under this Agreement, your options and restricted stock units will cease to vest and the post-termination exercise periods as specified in the grant agreements will start to run.

      o Upon receipt of the signed agreement, you will receive from the Company a one-time payment of $50,000 for office and administrative support.

2.    Your automobile allowance will terminate as of the date of this Agreement.

3. The provisions of Section 4 of your Employment Agreement are not affected by this Agreement and shall remain in full force and effect.

Mr. Gary M. Mulloy
June 14, 2004
Page 2 of 3


4. You will return to ADVO, Inc. any Company credit cards, and all other Company property in your possession.

5. Unless your participation in group coverage has ended prior to the end of the inactive pay period, soon after your inactive pay period ends, you will receive notification of your right under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans.

6. In consideration hereof, you hereby release, and forever discharge ADVO, Inc., its subsidiaries and affiliated corporations, and all of their past, present, and future directors, officers, agents, employees, and stockholders, and their respective successors, assigns, and legal representatives, of and from all claims of any kind, known or unknown, which you now have or ever had against them or any of them, including, without limitation claims relating to your employment by them or any of them and claims relating to the cessation of that employment, including, by way of example only, claims for wrongful discharge, breach of contract or other common law claims, or under any Federal, State or local statute or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000e et. seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. seq.; the Age Discrimination in Employment Act as amended: 29 U.S.C. 621 et seq. and the Civil Rights Act of 1991, and any claims for attorney's fees, expenses, or costs of litigation. However, this release shall not apply to any claims arising after the date of your signing of this letter, nor shall it apply to any claims by you to enforce the provisions of this letter.

7. You promise not to disparage or otherwise reflect negatively upon the Company, its personnel or its business practices. You also promise not to disclose the terms of this agreement to any other person or entity except for the tax authorities, and your immediate family, accountants and attorneys, each of whom you will advise of the confidential nature of this Agreement. Any violation of this provision shall be a material breach of this agreement and will be grounds for its unilateral termination by the Company.

8. The Company agrees not to disparage or reflect negatively upon you and your service with ADVO, Inc.

9. Except as provided in paragraph 3, this Agreement supersedes all other agreements or understandings, written or oral that you have with the Company.

10. You acknowledge that you have read this agreement carefully and fully understand its terms. BY THIS LETTER, YOU ARE BEING ADVISED TO SEEK COUNSEL AND, BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO DO SO, AND ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND KNOWINGLY.

Mr. Gary M. Mulloy
June 14, 2004
Page 3 of 3

11. Please signify your acceptance of this agreement by signing and returning a copy to me. You have up to twenty-one (21) days to sign this agreement and return it to me. Thereafter, you may revoke your acceptance by sending me notice in writing within seven (7) days after you sign this letter. This letter will become a legally binding document only if the seven (7) day revocation period passes and you have not revoked your agreement as described in the preceding sentence.

         Edwin L. Harless, Chief Administrative Officer, will serve as your point of contact regarding all provisions of this agreement, including without limitation, medical benefits and expenses to assure timely and prompt payment to you. If you have any questions about this letter, please discuss them with me promptly.

Sincerely,

ADVO, INC.



By: /s/ Bobbie Gaunt
    -----------------------
    Bobbie Gaunt, Director





                                             ACKNOWLEDGED AND AGREED:



                                             /s/ Gary M. Mulloy
                                             -----------------------------------
                                             Gary M. Mulloy

                                             Dated: 6/14/04
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